Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2013 Third Quarter Results

OMAHA, Neb., June 26, 2013—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its third quarter ended May 31, 2013.

Third Quarter Results

Third quarter fiscal 2013 revenues were a record $219.5 million, increasing 28 percent from $172.1 million in the same prior year period. Net earnings were $26.1 million or $2.01 per diluted share compared with $18.8 million or $1.47 per diluted share in the prior year.

Total irrigation equipment revenues increased 34 percent to $200.9 million from $149.6 million in the prior fiscal year’s third quarter due to increased demand resulting from higher commodity prices and farm incomes along with robust demand in international markets. U.S. irrigation revenues of $118.3 million increased 12 percent, while international irrigation revenues of $82.6 million increased 88 percent. Infrastructure revenues decreased 17 percent to $18.6 million.

Gross margin was 28.7 percent compared to 28.5 percent in the prior year’s third quarter. Gross margins in irrigation improved modestly while infrastructure gross margins declined by approximately 3 percentage points on lower mix of Road Zipper sales. U.S. irrigation gross margins increased due to strong pricing and manufacturing productivity and leverage, offset by the increased mix of lower margin international irrigation sales.

Operating expenses were $23.5 million compared to $20.2 million in the same prior year period. Current year expenses included higher personnel related expenses, accounts receivable reserves and research and development expenses. Operating expenses were 10.7 percent of sales in the third quarter of fiscal 2013 compared with 11.8 percent of sales in the prior year period. Operating margins of 18.0 percent increased from 16.7 percent in the prior year period.

Cash and cash equivalents of $170.2 million were $50.4 million higher compared to the end of the third quarter in the prior fiscal year, while debt decreased $4.3 million.

Backlog of unshipped orders at May 31, 2013 was $80.0 million compared with $44.5 million at May 31, 2012 and $159.3 million at February 28, 2013. Current backlog includes $23 million remaining from the $39 million order in the Middle East (Iraq) announced in the second quarter, as well as modest year over year increases in U.S. irrigation and infrastructure.

Nine Month Results

Total revenues for the nine months ended May 31, 2013 were $542.5 million, a 28 percent increase from $423.4 million in the same prior year period. Net earnings were $60.1 million or $4.66 per diluted share compared with $34.5 million or $2.70 per diluted share in the prior year. Fiscal 2012 operating costs included $7.2 million of accrued expenses, or $0.37 per diluted share on an after tax basis, relating to an increase in the Company’s estimated liability for environmental remediation at its Lindsay, Nebraska facility.

Total irrigation equipment revenues increased 36 percent to $497.9 million from $367.4 million during the first nine months of the prior fiscal year. U.S. irrigation revenues of $331.9 million increased 33 percent, while international irrigation revenues of $166.0 million increased 40 percent due to sales increases in most all markets, and most significantly in South America and the Middle East. Infrastructure revenues decreased 20 percent to $44.6 million.

Outlook

Rick Parod, president and chief executive officer, commented, “Record sales in our U.S. and international irrigation markets have led to record results through the first nine months of fiscal 2013. We expect a heavier mix of lower margin international sales in the fourth quarter as we continue to recognize revenue on the $39 million order in Iraq, which entered backlog in the second quarter.”

Parod added, “Drivers for the Company’s markets of population growth, expanded food production and efficient water use provide a solid backdrop for long term growth. In the near term, we have seen downward pressure on key agricultural commodity prices in anticipation of an improved harvest over last year’s drought conditions. However, recent reports cast doubt on the quality of the crop, raising concern over forecasted ending-stocks, particularly for corn. In addition, the environment for infrastructure sales remains difficult, although we are seeing indications for modest improvement from recent sales trends.”

Third-Quarter Conference Call

Lindsay’s fiscal 2013 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 91367297. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At May 31, 2013 Lindsay had approximately 12.9 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Nine months ended
($ and shares in thousands, except per share amounts)	May 31, 2013	May 31, 2012	May 31, 2013	May 31, 2012

Operating revenues	$219,542	$172,099	$542,451	$423,438
Cost of operating revenues	156,506	123,071	386,194	307,668

Gross profit	63,036	49,028	156,257	115,770

Operating expenses:
Selling expense	8,674	7,324	23,995	21,136
General and administrative expense	11,783	10,390	32,056	27,764
Engineering and research expense	3,029	2,527	8,946	6,827
Environmental remediation expense	—	—	—	7,225

Total operating expenses	23,486	20,241	64,997	62,952

Operating income	39,550	28,787	91,260	52,818
Other income (expense):
Interest expense	(32)	(103)	(258)	(376)
Interest income	100	137	367	327
Other income (expense), net	132	(234)	252	(314)

Earnings before income taxes	39,750	28,587	91,621	52,455
Income tax expense	13,687	9,764	31,479	17,937

Net earnings	$26,063	$18,823	$60,142	$34,518

Earnings per share:
Basic	$2.03	$1.48	$4.69	$2.72
Diluted	$2.01	$1.47	$4.66	$2.70
Shares used in computing earnings per share:
Basic	12,858	12,714	12,819	12,700
Diluted	12,947	12,814	12,894	12,799
Cash dividends declared per share	$0.115	$0.090	$0.345	$0.270

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three months ended		Nine months ended
($ in thousands)	May 31, 2013	May 31, 2012	May 31, 2013	May 31, 2012

Net earnings	$26,063	$18,823	$60,142	$34,518

Other comprehensive income (loss):
Defined benefit pension plan adjustment, net of tax	33	26	99	77
Unrealized gain on cash flow hedges, net of tax	15	57	6	177
Foreign currency translation adjustment, net of hedging activities and tax	(1,389)	(4,599)	(282)	(7,386)

Total other comprehensive loss, net of tax (benefit) expense of ($10), $530, ($128) and $885	(1,341)	(4,516)	(177)	(7,132)

Total comprehensive income	$24,722	$14,307	$59,965	$27,386

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ and shares in thousands, except par values)	May 31, 2013	May 31, 2012	August 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$170,215	$119,785	$143,444
Receivables, net of allowance of $2,847, $1,786 and $1,717	130,924	95,693	82,565
Inventories, net	72,458	62,119	52,873
Deferred income taxes	11,810	9,399	9,505
Other current assets	18,307	13,177	10,478

Total current assets	403,714	300,173	298,865

Property, Plant and Equipment:
Cost	144,199	134,508	136,695
Less accumulated depreciation	(87,293)	(78,365)	(80,515)

Property, plant and equipment, net	56,906	56,143	56,180

Intangibles, net	22,974	25,709	25,070
Goodwill	30,111	29,866	29,961
Other noncurrent assets	4,416	5,057	5,455

Total assets	$518,121	$416,948	$415,531

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$56,902	$38,820	$31,372
Current portion of long-term debt	1,071	4,286	4,285
Other current liabilities	65,259	45,502	44,781

Total current liabilities	123,232	88,608	80,438

Pension benefits liabilities	6,603	6,057	6,821
Long-term debt	—	1,071	—
Deferred income taxes	8,809	10,458	9,984
Other noncurrent liabilities	7,715	8,573	7,450

Total liabilities	146,359	114,767	104,693

Shareholders’ Equity:
Preferred stock of $1 par value-Authorized 2,000 shares; none issued	—	—	—
Common stock of $1 par value-Authorized 25,000 shares; 18,560 issued	18,560	18,413	18,421
Capital in excess of stated value	48,392	41,580	43,140
Retained earnings	396,825	333,819	341,115
Less treasury stock (at cost, 5,698 shares)	(90,961)	(90,961)	(90,961)
Accumulated other comprehensive loss, net	(1,054)	(670)	(877)

Total shareholders’ equity	371,762	302,181	310,838

Total liabilities and shareholders’ equity	$518,121	$416,948	$415,531

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended
($ in thousands)	May 31, 2013	May 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$60,142	$34,518
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	9,380	9,384
Provision for uncollectible accounts receivable	1,502	230
Deferred income taxes	(5,304)	(3,899)
Share-based compensation expense	3,452	2,611
Other, net	176	132
Changes in assets and liabilities:
Receivables	(49,375)	(20,151)
Inventories	(19,898)	(14,892)
Other current assets	(7,712)	(1,371)
Accounts payable	25,203	8,124
Other current liabilities	18,233	(1,597)
Current taxes payable	4,551	6,864
Other noncurrent assets and liabilities	536	5,943

Net cash provided by operating activities	40,886	25,896

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(8,149)	(7,573)
Proceeds from sale of property, plant and equipment	21	107
(Payment) proceeds for settlement of net investment hedge	(515)	1,237

Net cash used in investing activities	(8,643)	(6,229)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,781	387
Common stock withheld for payroll tax withholdings	(2,441)	(577)
Principal payments on long-term debt	(3,214)	(3,214)
Excess tax benefits from share-based compensation	2,751	256
Dividends paid	(4,432)	(3,431)

Net cash used in financing activities	(5,555)	(6,579)

Effect of exchange rate changes on cash and cash equivalents	83	(1,470)

Net change in cash and cash equivalents	26,771	11,618
Cash and cash equivalents, beginning of period	143,444	108,167

Cash and cash equivalents, end of period	$170,215	$119,785